EXHIBIT 2.c

            AMENDMENT NO. 2 TO ACQUISITION AGREEMENT


     AMENDMENT NO.2 (the "Amendment") dated as of August 5, 1996 by and between FURNISHINGS INTERNATIONAL INC., a Delaware corporation (the "Buyer"), and Masco Corporation, a Delaware corporation ("Masco").


                      W I T N E S S E T H :


     WHEREAS, the Buyer and Masco have heretofore entered into an Acquisition Agreement dated as of March 29, 1996, as amended by Amendment No. 1 thereto dated June 21, 1996 (as amended, the "Acquisition Agreement"); and

     WHEREAS, the Parties hereto desire to amend the Acquisition Agreement to provide for certain changes in consideration and other amendments as described herein.

     NOW, THEREFORE, in consideration of the premises and of the respective agreements contained herein, the Parties agree to amend the Acquisition Agreement as follows:

     SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Acquisition Agreement shall have the meaning assigned to such term in the Acquisition Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Acquisition Agreement shall from and after the date hereof refer to the Acquisition Agreement as amended hereby.

     SECTION 2. Amendment of Section 2. Section 2 of the Acquisition Agreement is amended by:

     (i) deleting Section 2(b) and replacing it in its entirety with the following:

            (b) Purchase Price. The "Preliminary Purchase Price" shall consist of (i) $705,348,913 in cash, (ii) a promissory note (the "PIK Note") of the
















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          Buyer having a principal amount equal to $285,000,000 and an interest rate equal to 12% per annum and having the terms (including the maturity and amortization schedule) set forth in the attached Exhibit A; provided that (x) the principal amount of the PIK Note will be further adjusted as provided in Section 2(f) and (y) if on the Closing Date the Maximum Permitted Rate is less than 12%, the interest rate on the PIK Note will be reduced to the Maximum Permitted Rate and the principal amount of the PIK Note will be increased consistent with the sample calculation provided in Schedule 2(b) in an amount such that the discounted present value of all scheduled cash payments (assuming interest will be paid in cash as scheduled commencing on the eighth anniversary of the Closing Date) under the PIK Note following such adjustment (calculated using 12% as the discount factor) will be equal to the discounted present value of all such payments under the PIK Note prior to such adjustment (calculated using the same discount factor), (iii) 550,090 shares of Series A-1 Preferred Stock (the "Series A-1 Preferred Stock") of the Buyer having the terms set forth in the Amended and Restated Certificate of Incorporation of the Buyer attached as Exhibit B hereto, (iv) 21,930 shares of Series A-2 Preferred Stock (the "Series A-2 Preferred Stock") of the Buyer having the terms set forth in the Amended and Restated Certificate of Incorporation of the Buyer attached as Exhibit B hereto, (v) 303,503 shares of Series B Preferred Stock (the "Series B Preferred Stock") of the Buyer having the terms set forth in the Amended and Restated Certificate of Incorporation of the Buyer attached as Exhibit B hereto, (vi) 5,000 shares of Series A-1 Common Stock, 5,000 shares of Series A-2 Common Stock and 5,000 shares of Series A-3 Common Stock (collectively, the "Class A Common Stock") of the Buyer and (vii) 29,161 shares of Series B-1 Common Stock, 29,161 shares of Series B-2 Common Stock and 29,161 shares of Series B-3 Common Stock (collectively, the "Class B Common Stock") of the Buyer. The Preliminary Purchase Price will be applied as follows: first, to the repayment by the HFG Companies and their Subsidiaries (as set forth in the Schedule of Tax Allocations) of the Net Intercompany Balance and, second, to the payment in full for the outstanding capital stock of the HFG Companies. All cash transfers on the Closing Date pursuant to this Section 2(b) will be made












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       by wire transfer of immediately available funds to Masco (for Masco's own account or, as appropriate, for the account of Masco Corporation Limited). The Preliminary Purchase Price will be subject to certain adjustments as described below in arriving at the Purchase Price.
       The Parties agree that the Purchase Price shall be allocated for all purposes among the capital stock and assets of the HFG Companies and their Subsidiaries in accordance with Section 9(j) below.

     (ii)   inserting the following as the final sentence of Section
            2(e)(i):

          Notwithstanding anything in this Agreement to the contrary, (i) all amounts transferred to Masco or any Subsidiary thereof (other than the HFG Companies and their Subsidiaries) on the Closing Date from the lockbox and other deposit accounts maintained by any of the HFG Companies and their Subsidiaries, to the extent that such amounts constitute "Collections" (as defined in the Pooling Agreement) received in any such lockbox or other deposit account on the Closing Date, shall be held by Masco (or such Subsidiary) for the benefit of the Trustee and the Investor Certificateholders (each as defined in the Pooling Agreement) and transferred to the Collection Account (as defined in the Pooling Agreement) by wire transfer of immediately available funds on the first Business Day after the Closing Date and (ii) for purposes of the calculation of the Adjusted Net Investment and Advances and Closing Date Cash, all such Collections shall be included as Closing Date Cash in the assets of the HFG Companies and their Subsidiaries as of the Closing Date.

     SECTION 3. Amendment of Section 3. Section 3 of the Acquisition Agreement is amended by:

     (i) deleting Section 3(a)(vi) and replacing it in its entirety with the following:

            (vi) Acquisition for Investment. Except for the securities of the Buyer which are to be sold to members of the Management Group pursuant to the Masco Stock Purchase Agreements, neither Masco nor Masco Corporation Limited is acquiring any of the PIK Note, the Series A Preferred Stock, the Series B Preferred Stock or the Common Stock with a view











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          to or for sale in connection with any distribution thereof within the meaning of the Securities Act; provided, however, that the disposition of Masco's or Masco Corporation Limited's property (including any of the PIK Note, the Series A Preferred Stock, the Series B Preferred Stock or the Common Stock) will at all times remain within its control, subject only to the obligations of Masco to resell the Series A Preferred Stock and the Common Stock under the Masco Stock Purchase Agreements.

     (ii)   adding a new Section 3(b)(xvii) to read as follows:

            (xvii)  No Additional Issuances.

            (A) The Buyer has no present plan or intention to issue any Series A-2 Preferred Stock to any Person except (i) (w) to Masco, pursuant to the terms of this Agreement, (x) to Mr. Wayne B. Lyon, an individual member of the Management Group, pursuant to the Lyon Stock Purchase Agreement, (y) up to 800 shares of Series A-2 Preferred to certain members of management of the Buyer's Subsidiaries and (z) to 399, pursuant to the 399 Stock Purchase Agreement, in each case at the Closing, and (ii) in connection with any employee stock purchase or option plan which may be adopted by the Buyer in the future; provided that such plan will not permit the issuance thereunder of shares of Series A-2 Preferred Stock in excess of 14,000 shares.

            (B) The Buyer has no present plan or intention to issue the Class C Common Stock (i) to (x) Masco, (y) any member of the Institutional Stockholder Group or (z) Wayne B. Lyon or (ii) to any other Person, except in consideration for services performed by such other Person for the Buyer.

            (C) The Buyer has no present plan or intention to issue any Preferred Stock or any Common Stock or any interest, direct or indirect, in such Preferred Stock or such Common Stock, for cash or property, to any holder of the Class C Common Stock, except in connection with an employee stock purchase or option plan which may be adopted by the Buyer in the future.

     SECTION 4. Amendment of Section 4. Section 4(p)(i)(D) of the Acquisition Agreement is amended by replacing the












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
word "or" between "1993" and "(2)" with a comma, and by deleting the period at the end of the sentence and adding a final clause to read in its entirety as follows:

          or (3) with respect to the New Plans (as hereinafter defined), become so qualified in the opinion of counsel to Masco.

     SECTION 5. Amendment of Section 5. Section 5 of the Acquisition Agreement is amended by adding a new Section 5(l) to read in its entirety as follows:

            (l) Notwithstanding any other provision of this Agreement, Masco shall have the right prior to the Closing Date to cause (i) the transfer by Intro Europe B.V. of all of its assets and liabilities to Intro Europe Inc. and (ii) the dividend of all of the capital stock of Intro Europe B.V. to Masco or one of its Subsidiaries (other than the HFG Companies or their Subsidiaries). Masco agrees to indemnify and hold harmless the Buyer from and against any Adverse Consequences arising out of or resulting from the transfers and the dividend described in the immediately preceding sentence or any contribution of such assets and liabilities to a new Dutch corporation, including any costs of consummating such transfers, dividend and contribution and any additional Taxes resulting from such transfers, dividend and contribution, and the Buyer (i) agrees that such transfers and dividend shall not be deemed to violate any provision of this Agreement, including, without limitation, Sections 4(b), 4(f), 4(g), 4(j) and 5(c) of this Agreement, (ii) acknowledges that, after the date of such dividend, Intro Europe B.V. shall not constitute a Subsidiary of the HFG Companies for any purpose whatsoever, (iii) acknowledges that such transfers and dividend have occurred prior to the Closing Date and (iv) hereby consents to such transfers and dividend.

     SECTION 6. Amendment of Section 6. Section 6 of the Acquisition Agreement is amended by:

     (i) Deleting Section 6(c)(ii) and replacing it in its entirety with the following:

            (ii) with respect to the Masco Corporation Master Pension Plan and the Masco Corporation Pension Plan (the "Masco Plans"), as of the Closing Date, Masco shall remove the HFG











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
       Participants in the Masco Plans from the Masco Plans, and thereupon Masco shall cause such HFG Participants to become participants in newly established tax-qualified plans, the terms of which are substantially identical to the terms of the Masco Plans (the "New Plans") and, as soon as practicable thereafter, shall transfer to each New Plan the proportion of each of the Masco Plan's assets allocable to liabilities accrued to the Closing Date to all HFG Participants (including earnings and losses to the date of such transfer allocable to such assets), which proportion shall be deemed to equal the quotient of (x) the present value of benefits accrued on the Closing Date for all HFG Participants in such Masco Plan calculated on a termination basis pursuant to Code Sec. 414(l) divided by (y) the present value of benefits accrued on the Closing Date for all HFG Participants and Non-HFG Participants in such Masco Plan, in each case calculated on a termination basis pursuant to Code Sec. 414(l), all as mutually determined by Masco's and Buyer's actuaries, and thereupon Masco shall retain all liabilities and responsibilities relating to all Non-HFG Participants under the Masco Plans and all assets so retained;

     (ii) Deleting Section 6(c)(iii) and replacing it in its entirety with the following:

            (iii) with respect to the Masco Corporation Home Furnishings and Building Products Pension Plan (the "HFG Plan"), as of the Closing Date, Non-HFG Participants in the HFG Plan shall be removed from the HFG Plan and its assets allocable to liabilities accrued to the Closing Date to such Non-HFG Participants shall be determined by the same methodology as set forth in subsection (ii) above (except that "Non-HFG Participants" shall be substituted for "HFG Participants" in clause (x) of such subsection (ii)) and, as soon as practicable thereafter, Masco shall direct to Masco's successor plan and trustee the transfer of the proportion of the HFG Plan's assets so determined to be allocable to such liability to such Non-HFG Participants, and thereupon Masco shall assume all such liabilities and responsibilities relating to all such Non-HFG Participants and the assets so transferred;
















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
     (iii) Deleting Section 6(c)(iv) and replacing it in its entirety with the following:

            (iv) with respect to the Berkline Associates Pension Plan listed on Section 4(p)(i) of the Disclosure Schedule, the New Plans (after giving effect to the provisions of the foregoing
          Section 6(c)(ii)), and the HFG Plan (after giving effect to the provisions of the foregoing Section 6(c)(iii)), Masco shall direct the resignation of such plans' trustees, and shall direct to the Buyer's successor trustee a transfer in cash of all such plans' assets (including all outstanding participant loans if any), and thereafter the Buyer shall assume (or, in the case of the Berkline Associates Pension Plan, the Berkline Corporation shall retain) the sponsorship of such plans together with all liabilities and responsibilities relating to such plans and the assets so transferred (except as provided in clauses (ii) and (iii) above and clause (viii) below);

     (iv) Inserting in the second line of Section 6(f) between the words "plan" and "prior" the following clause: "(other than the Masco Plans, for which the New Plans shall be substituted for the purposes of this Section 6(f))".

     SECTION 7. Amendment of Section 12. Section 12 of the Acquisition Agreement is amended by deleting the second paragraph of Section 12(r) and replacing it in its entirety with the following:

            Masco agrees that, from and after the Closing Date, it will guarantee or otherwise provide up to (A) $15,000,000 in letters of credit (whether or not standby letters of credit) or comparable credit enhancement arrangements in support of any obligation as to which any of the HFG Companies and their Subsidiaries is a primary obligor or an account party (or an equivalent) and (B) up to an additional $6,500,000 in letters of credit or other arrangements described in (A) above that are outstanding as of the Closing Date (such letters of credit and other arrangements described in clauses (A) and (B) above being referred to collectively as the "Guaranteed LCs"); provided that after the Closing Date (x) no Guaranteed LCs shall be extended (other than a one-time extension for a period of ten days or less) or renewed,












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       including automatic or evergreen extensions or renewals, and (y) no additional Guaranteed LC shall be provided by Masco, in each case unless the aggregate amount of the Guaranteed LCs outstanding immediately after giving effect to such extension, renewal or provision is less than or equal to $15,000,000. The respective obligations of Masco and the Buyer under this paragraph shall be subject to the following additional terms and conditions:

               (i) The obligation of Masco to guarantee or otherwise
            provide the Guaranteed LCs and its obligations in respect of any then outstanding Guaranteed LCs shall be irrevocably terminated (in each case in accordance with clause (iii) of this paragraph) upon the earliest of (w) the date on which any PIK Note becomes due and payable (whether upon maturity, by acceleration or otherwise (other than as a result of redemption)), (x) the date of any redemption, in whole or in part, of any PIK Note (other than a redemption that is funded solely through the substantially concurrent issuance by the Buyer or any of its Subsidiaries of debt securities having a maturity of at least one year from the date of issuance), (y) the date of occurrence of a Change of Control (as defined in the PIK Note) or (z) any business day if on each business day of the preceding 18-month period the aggregate amount of unused availability (exclusive of any such availability supported by a Guaranteed LC (in an amount not to exceed the lesser of (i) $15,000,000 and (ii) the amount of the Guaranteed LC) which availability, by the express terms of any underlying agreement or instrument, would be subject to termination by reason of the termination of the related Guaranteed LC) for (A) borrowings under credit lines and receivables facilities or (B) issuances of letters of credit, in each case available to be borrowed by or issued for the benefit of the Buyer or its Subsidiaries, as the case may be, equals at least $75,000,000.

               (ii) The Buyer agrees to indemnify and hold harmless Masco and its remaining Subsidiaries following the Closing from and against any Adverse Consequences resulting from any failure or delay in making a payment under (or any














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            other breach of its or its Subsidiaries' obligations under) the
            Guaranteed LCs or any agreement or instrument evidencing obligations or liabilities supported by the Guaranteed LCs, as the case may be; provided that any such indemnification shall be effected through the issuance to Masco (at the time and pursuant to the procedures set forth in the PIK Note) of a promissory note of the Buyer having a principal amount equal to the indemnification amount (provided that such principal amount shall be appropriately modified in the same manner used to modify the original principal amount of the PIK Note in accordance with clause (y) of the proviso to Section 2(b)(ii)) and having terms equivalent to the terms of the PIK Note, it being understood that the amount of the Guaranteed LCs that Masco is obligated to provide will be reduced by the amount of any such Adverse Consequences paid by Masco.

               (iii) Immediately upon termination of Masco's obligations in respect of the Guaranteed LCs (or if outstanding Guaranteed LCs exceed those that Masco is obligated to guarantee or provide pursuant to this Section 12(r)), the Buyer shall obtain the release of all Guaranteed LCs (or all such excess Guaranteed
            LCs) from the beneficiaries thereof, including, if necessary, through cash collateralization of the underlying obligation or liability of the relevant HFG Company or its Subsidiary.

               (iv) The Buyer agrees to furnish to Masco (A) within 30 days after the end of each fiscal quarter, or more frequently as reasonably requested by Masco, a summary report of the Guaranteed LCs outstanding as of the end of such fiscal quarter (or other period specified by Masco in its request) for the HFG Companies and their Subsidiaries and (B) from time to time, as requested by Masco (but not more than once in any calendar month), reasonably detailed information concerning the availability of credit lines, receivables facilities and letters of credit described in clause (i)(z) above.

     SECTION 8. Amendment of Schedule of Defined Terms. The Schedule of Defined Terms is hereby amended by:















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     (i)    adding the following defined terms to be inserted in
            alphabetical order within the Schedule of Defined Terms:

               "Class C Common Stock" means the Class C Common Stock of the
            Buyer having the terms set forth in the Amended and Restated Certificate of Incorporation of the Buyer attached as Exhibit B hereto.

               "Class D Common Stock" means the Class D Common Stock having the terms set forth in the Amended and Restated Certificate of Incorporation of the Buyer attached as Exhibit B hereto.

               "Common Stock" means the Class A Common Stock, the Class B
            Common Stock, the Class C Common Stock and the Class D Common Stock, any securities into which such Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock shall have been changed, any securities resulting from any reclassification or recapitalization of such Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock, and all other securities of any class or classes (however designated) of the Buyer, the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding-up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding-up.

               "Guaranteed LCs" has the meaning set forth in Section 12(r)
            of the Acquisition Agreement.

               "HFG Plan" has the meaning set forth in Section 6(c)(iii) of the Acquisition Agreement.

               "Institutional Stockholder Group" means 399 Venture
            Partners, Inc., Associated Madison Companies, Inc., TRV Employees Fund, L.P., Greenwich Street Capital, L.P., GSCP Offshore Fund Ltd., The Travelers Insurance Company, and The Travelers Life and Annuity Company (each individually, an "Institutional Stockholder Group Member").














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               "Lyon Stock Purchase Agreement" means the Lyon Stock
            Purchase Agreement to be entered into as of the Closing Date between the Buyer and Wayne B. Lyon, which shall provide for the purchase of certain securities of the Buyer by Wayne B. Lyon.

               "Management Group" means each of the individuals whose name appears under the heading "Management Group" on the signature pages to the Stockholders' Agreement.

               "Masco Plans" has the meaning set forth in Section 6(c)(ii)
            of the Acquisition Agreement.

               "Masco Stock Purchase Agreements" means all of the Stock
            Purchase Agreements to be entered into as of the Closing Date between Masco and certain members of the Management Group for the purchase of certain securities of the Buyer by such members of the Management Group from Masco.

               "New Plans" has the meaning set forth in Section 6(c)(ii) of the Acquisition Agreement.

               "Pooling Agreement" means the Pooling Agreement dated as of the Closing Date among LFI Receivables Corporation, LFI Servicing Corporation, as master servicer, and The Chase Manhattan Bank, as trustee, as in effect on the Closing Date.

               "Preferred Stock" means the Series A Preferred Stock, the
            Series B Preferred Stock and the Series C Preferred Stock, any securities into which such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall have been changed, any securities resulting from any reclassification or recapitalization of such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, and all other securities of any class or classes (however designated) of the Buyer, the holders of which have the right to a preference on dividends or other distributions upon dissolution, liquidation or winding-up; provided that the Class D Common Stock shall not be deemed to be Preferred Stock.














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               "Series A-1 Preferred Stock" has the meaning set forth in
            Section 2(b) of the Acquisition Agreement.

               "Series A-2 Preferred Stock" has the meaning set forth in
            Section 2(b) of the Acquisition Agreement.

               "Series C Preferred Stock" means the Series C Preferred
            Stock having the terms set forth in the Amended and Restated Certificate of Incorporation of the Buyer attached as Exhibit B to the Acquisition Agreement.

     (ii) deleting the definition of "Series A Preferred Stock" and replacing it in its entirety with the following:

               "Series A Preferred Stock" means the Series A-1 Preferred
            Stock and the Series A-2 Preferred Stock.

     SECTION 9. Amendment of Exhibit A. Exhibit A to the Acquisition Agreement is hereby replaced in its entirety by Exhibit A to this Amendment.

     SECTION 10. Amendment of Exhibit B. Exhibit B to the Acquisition Agreement is hereby replaced in its entirety by Exhibit B to this Amendment.

     SECTION 11. Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     SECTION 12. Counterparts; Amendments; Effectiveness. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same
instrument.   No amendment of any provision of this Amendment shall be valid unless the same shall be in writing and signed by the Buyer and Masco. This Amendment shall become effective as of the date hereof.
















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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.



                      FURNISHINGS INTERNATIONAL INC.



                      By /s/ ROBERT L. GEORGE
                        Title: Executive Vice President



                      MASCO CORPORATION



                      By /s/ JOHN R. LEEKLEY
                        Title: Vice President